Exhibit 99.1

Hecla Reports Third Quarter 2012 Results and Expected 2013 Production from Lucky Friday Mine

For the Period Ended September 30, 2012

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 6, 2012--Hecla Mining Company (NYSE:HL) today announced a third quarter net loss applicable to common shareholders of $1.0 million, or $0.00 per basic share, and earnings after adjustments applicable to common shareholders of $3.2 million, or $0.01 per basic share. Third quarter silver production was up 19% from the previous quarter to 1.6 million ounces at a cash cost of $3.52 per ounce, net of by-products. Operating cash flow for the quarter was $35.2 million.

THIRD QUARTER 2012 HIGHLIGHTS

  Silver production of 1.6 million ounces, up 19% from the previous quarter, at a total cash cost (a non-GAAP measure) of $3.52 per ounce, net of by-products.
  Operating cash flow of $35.2 million.
  Net loss applicable to common shareholders of $1.0 million, or $0.00 per basic share, due primarily to non-cash mark-to-market adjustments related to the Company's long-term base metal hedging program.
  Earnings after adjustments applicable to common shareholders (a non-GAAP measure) of $3.2 million, or $0.01 per basic share.
  Lucky Friday rehabilitation work progresses to approximately 5700 level with production expected to resume in Q1/2013. Full-year 2013 silver production expected at more than 2 million ounces.
  Cash and cash equivalents of $232 million at September 30, 2012.
  Declaration of common stock dividend of $0.0225 per share, payable on or about December 5 to shareholders of record on November 27.
  Drilled very high-grade mineralization over exceptional widths at Greens Creek (Alaska).
  At San Sebastian, drilling of the Middle Vein has defined a very high-grade, gold-silver vein which is approximately 800 feet from the Hugh Zone.

"We are pleased to report that shaft rehabilitation at the Lucky Friday mine advanced on schedule during the third quarter, and we anticipate being in production in the first quarter of 2013 and ramping up through the year to more than 2 million ounces by year end," said Hecla's President and Chief Executive Officer Phillips S. Baker, Jr. "Work crews have completed the Silver Shaft rehabilitation work to approximately the 5700 level, which is 400 feet from the shaft bottom. Therefore, we have recalled all employees and begun preparatory work for sinking of the #4 Shaft."

"Greens Creek delivered 19% higher silver production than the previous quarter, as a result of increases in ore throughput and silver grade. Cash costs increased to $3.52 per ounce due to higher silver grades relative to the by-product metals resulting in lower by-product credit per ounce of silver produced. Meanwhile, our record capital investment program continued at Greens Creek, preparing the mine for many more years of anticipated low-cost production and reserve growth," Mr. Baker said.

"Quarterly operating cash flow was $35.2 million, helped by higher production at Greens Creek and strong silver prices. With our realized silver prices averaging $35.00 per ounce, Hecla will pay the silver-linked dividend in addition to our regular common stock dividend.

"Meanwhile, our expanded pre-development and exploration programs continued to deliver impressive results, including ramp development at the historic Bulldog mine in Colorado, and very high-grade intercepts at all four properties. We are rapidly advancing toward our targeted goal of 15 million ounces of Company-wide silver production by 2017. Underpinning this growth is our very strong balance sheet, with $232 million in cash and no significant debt," Mr. Baker added.

FINANCIAL OVERVIEW

Net loss applicable to common shareholders for the third quarter was $1.0 million, or $0.00 per basic share, compared to net income of $55.8 million, or $0.20 per basic share for the same period a year ago, and was impacted by the following items:

  Temporary suspension of mining activities at the Lucky Friday mine, where production has been suspended since January 2012, but which is expected to resume production in the first quarter of 2013. There were $6.1 million in suspension-related costs at the Lucky Friday in the third quarter, including $1.5 million of depreciation.
  Lower average silver and base metals prices compared to the same period a year ago.
  Exploration and pre-development expense increased to $17.1 million in the third quarter from $11.6 million in the same period in 2011.
  A $9.1 million non-cash loss for mark-to-market adjustments on base metal derivative contracts for the third quarter, compared to a $40.4 million gain for the same period in 2011. A summary of the quantities of base metals committed under financially settled forward contracts on September 30, 2012, is included on page 4 of this release.
  A $14,000 tax provision, compared to $27.3 million in the same period in 2011, was the result of higher pre-tax income in 2011. The effective income tax rate is approximately 36% in 2012 compared to 35% in the same period in 2011.
  Gains of $5.9 million on provisional price adjustments compared to losses of $3.6 million in the same period of 2011.

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
FINANCIAL DATA
Sales (000)	$81,871	$120,543	$240,043	$374,767
Gross profit (000)	$37,309	$67,805	$109,479	$215,169
Income (loss) applicable to common shareholders (000)	$(1,023)	$55,783	$13,797	$132,181
Basic income per common share	$0.00	$0.20	$0.05	$0.47
Diluted income per common share	$0.00	$0.19	$0.05	$0.45
Net income (loss) (000)	$(885)	$55,921	$14,211	$132,595
Cash provided by operating activities (000)	$35,248	$60,721	$66,488	$187,938

Operating cash flow was $35.2 million during the third quarter of 2012.

Capital expenditures (including non-cash capital lease additions) at the operations totaled $14.5 million at Lucky Friday and $14.2 million at Greens Creek. Full-year capital expenditures are expected to be approximately $135.0 million in 2012, primarily due to projects at Greens Creek.

Pre-development expenditures totaled $5.4 million in the third quarter. Pre-development expenditures for the full year 2012 are expected to be approximately $23.0 million.

Exploration expenditures for the third quarter of 2012 were $11.7 million. Exploration expenditures for the full-year 2012 are expected to be approximately $30.0 million.

METALS PRICES

Average realized silver prices in the third quarter were $35.00 per ounce, compared with average realized prices in the third quarter of 2011 of $37.02 per ounce.

		Third Quarter Ended		Nine Months Ended
		September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$29.91	$38.79	$30.65	$36.21
	Realized price per ounce	$35.00	$37.02	$33.27	$36.45
Gold -	London PM Fix ($/oz)	$1,655	$1,700	$1,652	$1,530
	Realized price per ounce	$1,754	$1,799	$1,700	$1,578
Lead -	LME Cash ($/pound)	$0.90	$1.12	$0.91	$1.15
	Realized price per pound	$0.94	$1.01	$0.94	$1.11
Zinc -	LME Cash ($/pound)	$0.86	$1.01	$0.88	$1.04
	Realized price per pound	$0.90	$1.04	$0.90	$1.05

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at September 30, 2012:

	Metric Tonnes Under Contract		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2012 settlements	8,525	3,400	$0.88	$0.96
2013 settlements	2,200	—	$0.97	N/A
Contracts on forecasted sales
2012 settlements	—	600	N/A	$1.12
2013 settlements	10,250	16,850	$1.06	$1.12

OPERATIONS OVERVIEW

Average third quarter silver cash cost was $3.52 per ounce, net of by-products, compared to $0.67 per ounce in the same period in 2011. The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2012 and 2011:

		Third Quarter Ended		Nine Months Ended
		September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
PRODUCTION SUMMARY
Silver -	Ounces produced	1,619,110	2,287,262	4,312,907	6,992,453
	Payable ounces sold	1,331,139	1,954,120	3,892,090	6,196,269
Gold -	Ounces produced	14,024	14,217	39,933	43,073
	Payable ounces sold	10,193	10,558	32,305	33,892
Lead -	Tons produced	5,499	11,226	15,226	30,956
	Payable tons sold	3,990	9,218	11,788	26,004
Zinc -	Tons produced	16,649	19,316	48,665	55,970
	Payable tons sold	12,342	11,804	38,312	37,987
Total cash cost per ounce of silver produced (1)		$3.52	$0.67	$2.34	$0.75

(1) See the attached schedule for a reconciliation to GAAP.

Greens Creek mine - Alaska

Silver production at Greens Creek was 1.6 million ounces in the third quarter of 2012, compared to 1.4 million ounces in the same period in 2011. Third quarter silver cash cost was $3.52 per ounce, net of by-products, compared to a negative $2.98 per ounce in the same period in 2011, due in part to lower average base metals prices. Mining costs per ton were up by 23% and milling costs were 19% lower in the third quarter, as compared to the same period in 2011. The higher mining costs were primarily due to the increased use of contract miners, and the lower milling costs resulted from higher mill throughput and the availability of more hydroelectric power.

During the first nine months of 2012, production totaled 4.3 million ounces of silver at an average cash cost of $2.34 per ounce, net of by-products.

Greens Creek is expected to produce more than 6 million ounces of silver in 2012.

Lucky Friday mine - Idaho

At the Lucky Friday mine, the Silver Shaft rehabilitation is complete to approximately the 5700 level. Concurrent with the rehabilitation, the shaft is being upgraded for potential future capacity increases. Complete rehabilitation to the bottom of the shaft is expected by the end of year with production expected to resume in the first quarter of 2013. Also, at the 5900 level, a bypass is being developed around an area impacted by a rock burst in December 2011.

We have recalled all employees necessary to reach full production. All recalled employees have received safety training, including new techniques in risk assessment and accident prevention designed to improve safe work practices.

In addition, we have begun preparations to resume work in the first quarter on the #4 Shaft project. To date, $90 million has been invested on the estimated $200 million #4 Shaft project, which is planned to access extensions to reserves, resources and additional exploration targets. The project is expected to be completed in early 2016.

Care-and-maintenance costs incurred at the Lucky Friday totaled $6.1 million for the third quarter of 2012, including depreciation of $1.5 million.

Pre-Development

Pre-development expenditures for the third quarter of 2012 were $5.4 million at the Company's three pre-development projects in Colorado, Idaho and Mexico.

At the San Juan Silver project, the new 2,800 foot decline at the historic Bulldog mine has begun and has now advanced over 100 feet. This decline will provide access to a resource of 37 million ounces of silver and underground exploration platforms to expand these resources. Support facilities such as the maintenance and shotcrete shops are completed and operational. Prior to the Company acquiring 100% interest in the Bulldog, it had historic production of approximately 25 million ounces of silver before it was closed by the previous owner in 1985 due to then low silver prices.

At the Star project, rehabilitation of the main level and the secondary escape ramp to surface are complete as well as development of a 750-foot exploration drift. The #5 Shaft rehab is complete and installation of the hoist has begun. Exploration drilling has begun from the new drift on the southeast extension of the Noonday and Morning Veins.

At San Sebastian, with the discovery of the Middle Vein mineralization, economic analysis has been delayed until the first quarter of 2013 to determine the Hugh Zone access. Hydrological studies are complete and initial metallurgy and mine design have begun on the Andrea.

Exploration

Exploration expenditures for the third quarter were $11.7 million, focused on all four properties.

At San Sebastian, drilling moved from the Andrea where resources are being updated, to the Hugh Zone and approximately 800 feet further north to the Middle Vein to follow-up on limited drilling from six years ago. Results at the Middle Vein have been very good, with high-grade intersections such as 0.36 opt gold and 39.2 opt silver over 7 feet. Two drills are currently active and have defined mineralization for over 3,000 feet of strike and from surface to at least 1,000 feet in depth. Drilling also continues to expand the Hugh Zone updip and to the northwest in parallel with the Middle Vein. An extensive list of assay intersections is provided in tables at the end of this press release.

At Greens Creek, underground drilling continues to extend ore-grade mineralization along trend of the Southwest Bench, 200 South, Gallagher, 5250 and 9a Zones, with exceptional widths and grades, such as 70 feet of 0.3 opt gold, 13.8 opt silver and 21% combined zinc and lead at the 200 South; and 73 feet of 0.17 opt gold, 17.58 opt silver and 23.7% combined zinc and lead at the Southwest Bench. In 2013, modeling of these intersections could result in significant additions to the resource. Surface drilling has successfully identified mineralization at Killer Creek 1.5 miles west-northwest of the mine that contains copper-rich veins and bands and one mile west of the mine at West Gallagher that contains pyrite mud intervals that have carried anomalous base and precious metal grades in the past. Killer Creek and West Gallagher will be priority targets for the 2013 summer program.

In the Silver Valley at the Star, drilling along strike to the southeast from known mineralization has produced good results with the best grading 29.1 opt silver and 8.9% combined lead and zinc over 5 feet. Drilling from underground and surface have confirmed progressively higher silver grades to the southeast where the mineralization trend is open. For 2013, more drilling is planned from the recently completed exploration drift and also from the surface.

At San Juan Silver in Creede, Colorado, drilling in the Equity ramp continues to have high grades on both the Equity and Amethyst Veins. Final drilling on the Equity structure includes an intersection of 0.17 opt gold and 22.3 opt silver over 10.1 feet. The mineralized zones at the Equity appear to be high grade with strike lengths from 100 to 300 feet but with significant down-plunge potential. Two underground drills are currently focused on the north-south trending Amethyst structure. Initial drilling has defined the upper limits of two distinct, steeply plunging mineralized vein trends along the Amethyst structural zone and include the intersection 0.27 opt gold and 33.4 opt silver over 4.7 feet.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, November 6, at 1:00 p.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-510-0705 or 1-617-597-5363 internationally. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company is among the largest and lowest cash cost silver producers in the U.S. The company has two operating mines, as well as exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC's website at www.sec.gov.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Sales of products	$81,871	$120,543	$240,043	$374,767
Cost of sales and other direct production costs	32,961	41,639	99,423	125,033
Depreciation, depletion and amortization	11,601	11,099	31,141	34,565
	44,562	52,738	130,564	159,598
Gross profit	37,309	67,805	109,479	215,169

Other operating expenses:
General and administrative	5,695	5,559	15,723	14,808
Exploration	11,722	9,872	24,479	19,012
Pre-development	5,409	1,752	12,246	1,752
Other operating expense	736	1,612	3,285	5,699
Provision (credit) for closed operations and reclamation	(1,093)	5,521	3,320	7,883
Lucky Friday suspension-related costs	6,114	—	18,745	—
	28,583	24,316	77,798	49,154
Income (loss) from operations	8,726	43,489	31,681	166,015
Other income (expense):
Gain (loss) on derivative contracts	(9,053)	40,382	(8,113)	38,907
Interest and other income (loss)	47	(214)	228	520
Interest expense	(591)	(411)	(1,563)	(2,384)
	(9,597)	39,757	(9,448)	37,043
Income (loss) before income taxes	(871)	83,246	22,233	203,058
Income tax provision	(14)	(27,325)	(8,022)	(70,463)
Net income (loss)	(885)	55,921	14,211	132,595
Preferred stock dividends	(138)	(138)	(414)	(414)
Income (loss) applicable to common shareholders	$(1,023)	$55,783	$13,797	$132,181
Basic income (loss) per common share after preferred dividends	$0.00	$0.20	$0.05	$0.47
Diluted income (loss) per common share after preferred dividends	$0.00	$0.19	$0.05	$0.45
Weighted average number of common shares outstanding - basic	285,492	279,541	285,400	279,067
Weighted average number of common shares outstanding - diluted	285,492	295,000	296,739	295,739

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$232,194	$266,463
Accounts receivable:
Trade	21,991	10,996
Other, net	7,827	9,313
Inventories	25,170	26,195
Current deferred income taxes	31,537	27,810
Other current assets	12,230	21,967
Total current assets	330,949	362,744
Non-current investments	9,023	3,923
Non-current restricted cash and investments	866	866
Properties, plants, equipment and mineral interests, net	973,586	923,212
Non-current deferred income taxes	86,324	88,028
Other non-current assets and deferred charges	2,855	17,317
Total assets	$1,403,603	$1,396,090

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$39,652	$37,831
Accrued payroll and related benefits	10,124	12,878
Accrued taxes	9,743	10,354
Current portion of capital leases	4,654	4,005
Current portion of accrued reclamation and closure costs	34,146	42,248
Total current liabilities	98,319	107,316
Capital leases	10,163	6,265
Accrued reclamation and closure costs	113,928	111,563
Other noncurrent liabilities	33,905	30,833
Total liabilities	256,315	255,977

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	71,496	71,420
Capital surplus	1,217,461	1,215,229
Accumulated deficit	(117,471)	(120,557)
Accumulated other comprehensive loss	(21,219)	(23,498)
Treasury stock	(3,018)	(2,520)
Total shareholders’ equity	1,147,288	1,140,113
Total liabilities and shareholders’ equity	$1,403,603	$1,396,090
Common shares outstanding	285,487	285,290

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	September 30, 2012	September 30, 2011
OPERATING ACTIVITIES
Net income	$14,211	$132,595
Non-cash elements included in net income:
Depreciation, depletion and amortization	36,042	34,769
Gain on sale of investments	—	(611)
Loss on disposition of properties, plants, equipment and mineral interests	359	—
Provision for reclamation and closure costs	3,937	832
Stock compensation	2,296	1,497
Deferred income taxes	(2,023)	60,790
Amortization of loan origination fees	324	498
(Gain) loss on derivative contracts	24,748	(56,512)
Other non-cash charges, net	901	932
Change in assets and liabilities:
Accounts receivable	(9,508)	7,745
Inventories	1,025	(6,608)
Other current and non-current assets	(417)	373
Accounts payable and accrued liabilities	4,561	17,233
Accrued payroll and related benefits	(2,754)	581
Accrued taxes	(611)	(6,276)
Accrued reclamation and closure costs and other non-current liabilities	(6,603)	100
Cash provided by operating activities	66,488	187,938

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(81,318)	(64,381)
Proceeds from sale of investments	—	1,366
Proceeds from disposition of properties, plants and equipment	744	113
Purchases of investments	(3,261)	(3,200)
Changes in restricted cash and investment balances	—	9,388
Net cash used in investing activities	(83,835)	(56,714)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	—	5,108
Acquisition of treasury shares	(497)	(469)
Dividends paid to common shareholders	(10,700)	—
Dividends paid to preferred shareholders	(414)	(3,684)
Loan origination fees	(750)	—
Repayments of capital leases	(4,561)	(2,042)
Net cash used in financing activities	(16,922)	(1,087)
Net increase (decrease) in cash and cash equivalents	(34,269)	130,137
Cash and cash equivalents at beginning of period	266,463	283,606
Cash and cash equivalents at end of period	$232,194	$413,743

HECLA MINING COMPANY
Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
GREENS CREEK UNIT
Tons of ore milled	210,802	200,961	573,750	580,211
Mining cost per ton	$61.33	$49.86	$62.08	$48.80
Milling cost per ton	$27.04	$33.58	$29.01	$31.11
Ore grade milled - Silver (oz./ton)	10.56	9.64	10.37	10.85
Ore grade milled - Gold (oz./ton)	0.11	0.12	0.12	0.12
Ore grade milled - Lead (%)	3.40	3.74	3.49	3.58
Ore grade milled - Zinc (%)	9.12	9.99	9.74	9.90
Silver produced (oz.)	1,619,110	1,350,609	4,312,907	4,507,727
Gold produced (oz.)	14,024	14,217	39,933	43,073
Lead produced (tons)	5,499	5,799	15,226	16,007
Zinc produced (tons)	16,649	17,318	48,665	49,913
Total cash cost per ounce of silver produced (1)	$3.52	$(2.98)	$2.34	$(2.04)
Capital additions (in thousands)	$14,195	$11,921	$44,248	$29,106
LUCKY FRIDAY UNIT
Tons of ore processed	—	84,531	—	249,034
Mining cost per ton	$—	$58.54	$—	$59.39
Milling cost per ton	$—	$16.26	$—	$16.20
Ore grade milled - Silver (oz./ton)	—	11.74	—	10.68
Ore grade milled - Lead (%)	—	6.84	—	6.46
Ore grade milled - Zinc (%)	—	2.74	—	2.81
Silver produced (oz.)	—	936,652	—	2,484,725
Lead produced (tons)	—	5,427	—	14,949
Zinc produced (tons)	—	1,999	—	6,058
Total cash cost per ounce of silver produced (1)	$—	$5.94	$—	$5.82
Capital additions (in thousands)	$14,548	$16,524	$37,285	$45,026

(1) Total cash costs per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

Non-GAAP Measures

(Unaudited)

This release contains references to a non-GAAP measure of cash costs per ounce. Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

The following table calculates cash cost per ounce (in thousands, except per-ounce amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012		2011
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$5,701	$1,533		$10,087	$5,257
Divided by ounces produced	1,619	2,288		4,313	6,993
Total cash cost per ounce produced	$3.52	$0.67		$2.34	$0.75
Reconciliation to GAAP:
Total cash costs	$5,701	$1,533		$10,087	$5,257
Depreciation, depletion and amortization	11,601	11,099		31,141	34,565
Treatment costs	(18,351)	(26,078)		(52,210)	(76,261)
By-product credits	47,778	69,400		139,483	200,842
Change in product inventory	(1,944)	(3,010)		1,962	(5,641)
Reclamation and other costs	(223)	(206)		101	836
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,562	$52,738		$130,564	$159,598

GREENS CREEK UNIT
Total cash costs	$5,701	$(4,029)		$10,087	$(9,216)
Divided by ounces produced	1,619	1,351		4,313	4,508
Total cash cost per ounce produced	$3.52	$(2.98)		$2.34	$(2.04)
Reconciliation to GAAP:
Total cash costs	$5,701	$(4,029)		$10,087	$(9,216)
Depreciation, depletion and amortization	11,601	9,592		31,141	29,981
Treatment costs	(18,351)	(20,187)		(52,210)	(59,522)
By-product credits	47,778	55,522		139,483	159,586
Change in product inventory	(1,944)	(3,346)		1,962	(5,686)
Reclamation and other costs	(223)	(463)		101	(826)
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,562	$37,089		$130,564	$114,317

LUCKY FRIDAY UNIT (1)
Total cash costs	$—	$5,562		$—	$14,473
Divided by silver ounces produced	—	937	—		2,485
Total cash cost per ounce produced	$—	5.94		$—	$5.82
Reconciliation to GAAP:
Total cash costs	$—	$5,562		$—	$14,473
Depreciation, depletion and amortization	—	1,507	—		4,584
Treatment costs	—	(5,891)		$—	(16,739)
By-product credits	—	13,878	—		41,256
Change in product inventory	—	336		$—	45
Reclamation and other costs	—	257			1,662
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$—	$15,649		$—	$45,281

   (1)  Production has been temporarily suspended at the Lucky Friday Unit as work is performed to rehabilitate the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. See the Lucky Friday Segment section above for further discussion of the Silver Shaft work and temporary suspension of operations. Care and maintenance costs incurred at the Lucky Friday during the suspension of production are included in a separate line item under Other operating expenses on the Condensed Consolidated Statement of Operations and Comprehensive Income (Unaudited), and have been excluded from the calculation of total cash costs for the three- and nine-month periods ended September 30, 2012.

This release also refers to a non-GAAP measure of earnings after adjustments. Earnings After Adjustments and Earnings After Adjustments per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance. The following table reconciles income (loss) applicable to common shareholders to earnings after adjustments applicable to common shareholders (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income (loss) applicable to common shareholders (GAAP)	$(1,023)	$55,783	$13,797	$132,181
Adjusting items:
(Gains)/losses on derivatives contracts	9,053	(40,382)	8,113	(38,907)
Environmental accruals	(2,750)	4,851	(1,436)	4,851
Provisional price gains	(5,861)	3,621	(9,487)	3,340
Lucky Friday suspension-related costs	6,114	—	18,745	—
Income tax effect of above adjustments	(2,360)	11,488	(5,737)	11,058
Earnings after adjustments applicable to common shareholders	$3,173	$35,361	$23,995	$112,523
Weighted average shares - basic	285,492	279,541	285,400	279,067
Weighted average shares - diluted	297,498	295,000	296,739	295,739
Basic earnings after adjustments per common share	$0.01	$0.13	$0.08	$0.40
Diluted earnings after adjustments per common share	$0.01	$0.12	$0.08	$0.38

Assay Results - Q3 2012

MINE / PROJECT	Zone	Drill Hole No.	Width (Feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)

GREENS CREEK	200 South	GC3458	70.9	13.8	0.30	5.4	16.0
	200 South	GC3477	51.0	21.1	0.37	4.3	12.2
	200 South	GC3482	37.0	23.0	0.22	11.5	4.5
	200 South	GC3506	40.0	16.5	0.24	14.0	4.2
	200 South	GC3501	27.5	28.1	0.13	8.0	14.8
	200 South	GC3498	15.5	55.9	0.37	3.3	6.8
	200 South	GC3500	16.5	24.1	0.37	4.0	10.7
	200 South	GC3490	14.0	22.7	0.46	2.3	4.2
	200 South	GC3497	12.9	24.4	0.40	3.9	6.9
	200 South	GC3498	19.0	65.8	0.49	7.0	3.5
	200 South	GC3382	12.0	49.6	0.04	2.6	6.0
	Gallagher	GC3365	23.5	19.0	0.41	4.0	9.6
	Gallagher	GC3350	18.0	39.30	0.16	11.3	21.6
	Gallagher	GC3364	14.5	7.80	0.20	5.0	11.8
	Gallagher	GC3419	10.7	20.50	0.41	2.1	4.1
	Gallagher	GC3368	9.8	6.54	0.15	3.2	7.0
	Southwest Bench	GC3364	73.0	17.58	0.17	5.3	18.4
	Southwest Bench	GC3451	55.0	18.74	0.23	10.7	26.8
	Southwest Bench	GC3365	38.8	15.3	0.21	3.9	21.9
	Southwest Bench	GC3366	36.0	6.3	0.15	4.0	25.1
	Southwest Bench	GC3445	19.7	54.9	0.10	8.9	20.5
	5250 Zone	GC3401	33.5	18.7	0.08	2.2	3.2
	5250 Zone	GC3493	13.2	17.2	0.14	5.6	22.8
	5250 Zone	GC3468	8.8	30.9	0.10	4.4	7.4
	9a Zone	GC3425	16.3	23.2	0.14	6.5	13.2
	9a Zone	GC3369	19.8	10.7	0.03	16.2	28.4
	9a Zone	GC3425	6.6	25.0	0.59	13.2	6.8
MINE / PROJECT	Vein Area	Drill Hole No.	Width (Feet)	Silver (oz/ton)	Gold (oz/ton)

SAN JUAN SILVER (CREEDE)	Equity	NAU12121	5.6	14.2	0.23
	Equity	NAU12123	10.1	22.3	0.17
	Equity	NAU12128	7.2	8.3	0.06
	Equity	NAU12129	4.1	7.4	0.03
	Amethyst	NAU12150	4.7	33.4	0.27
	Amethyst	NAU12158	11.0	15.3	0.10
	Amethyst	NAU12159	5.1	15.4	0.14
	Amethyst	NAU12133	5.6	17.2	0.06
	Amethyst	NAU12143	4.5	12.4	0.01
	Amethyst	NAU12144	2.5	17.6	0.23
	Amethyst	NAU12139	3.1	11.0	0.01
	Amethyst	NAU12157	3.0	6.5	0.13

MINE / PROJECT	Vein Number / Area	Drill Hole No.	Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)
SILVER VALLEY DRILLING

STAR COMPLEX	Noonday	ND-46	4.2	18.0	0.1	15.7
	Noonday	ND-61	2.6	21.8	0.4	28.1
	Noonday	ND-62	4.3	5.1	0.1	2.1
	Noonday	ND-63	4.7	6.9	0.1	5.6
	Noonday	ND-64	4.5	14.3	0.1	21.5
	Noonday Split	ND-64	5.1	29.1	1.3	7.6
	Noonday Split	ND-59	9.8	14.4	5.5	6.0
	Noonday Split	ND-48	4.3	10.8	17.4	0.7
	Noonday Split	ND-59	4.3	27.8	4.5	7.8
	Morning/Noonday	ND-61	5.3	14.4	0.1	1.5
	Morning/Noonday	ND-64	5.1	29.1	1.3	7.6
	Morning	ND-57	3.2	31.7	0.2	2.3
	Moffitt	STR200-1014	4.3	5.4	7.6	16.4
	Moffitt	STR200-1018	2.4	8.9	10.2	34.4
	Moffitt	STR200-1013	2.5	2.9	8.2	18.1
	Moffitt	STR200-1017	4.3	2.1	6.1	10.3
	North Star	STR200-1014	0.8	7.2	1.8	22.2
	North Star	STR200-1022	4.3	0.7	10.9	2.6
	North Star	STR200-1013	4.3	2.9	2.4	7.6
MINE / PROJECT	Area	Drill Hole No.	Width (Meters)	Silver (g/tonne)	Gold (g/tonne)	Width (Feet)	Silver (oz/ton)	Gold (oz/ton)

MEXICO - SAN SEBASTIAN	Middle Vein	SS-380	2.36	1,345.2	12.42	7.74	39.2	0.36
	Middle Vein	SS-381	1.10	619.4	4.30	3.61	18.1	0.13
	Middle Vein	SS-382	0.51	4,173.8	17.69	1.67	121.7	0.52
	Middle Vein	SS-374	3.62	296.8	0.74	11.87	8.7	0.02
	Middle Vein	SS-375	0.81	218.0	0.42	2.66	6.4	0.01
	Middle Vein	SS-376	0.88	234.0	0.47	2.89	6.8	0.01
	Middle Vein	SS-377	0.54	787.6	2.61	1.77	23.0	0.08
	Middle Vein	SS-378	1.47	462.2	1.59	4.82	13.5	0.05
	Middle Vein	SS-361	0.82	238.6	1.09	2.69	7.0	0.03
	Middle Vein	SS-284	0.55	386.5	0.39	1.80	11.3	0.01
	Middle Vein	SS-383	2.21	332.8	1.23	7.25	9.7	0.04
	Francine/Hugh	SS-364	1.57	253.3	1.15	5.15	7.4	0.03

CONTACT:
Hecla Mining Company
Jim Sabala, 208-209-1255
Sr. Vice President – CFO
800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com